                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                      Manufactured Home Communities, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                          Common Stock, par value $.01
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  564682 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 564682 10 2                 13G                    PAGE 2 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samuel Zell
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        USA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       263,193
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   318,325
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        263,193
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    318,325
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        581,518
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        2.4% (2.2% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                    PAGE 3 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samuel Zell Revocable Trust u/t/a 1/17/90
        ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   318,325
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    318,325
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        318,325
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        1.3% (1.2% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                    PAGE 4 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock/SZRT, L.L.C.
        ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   307,774
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    307,774
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        307,774
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        1.3% (1.2% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                    PAGE 5 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock/ZGPI, L.L.C.
        36-3716786
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   6,003
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    6,003
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        6,003
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        .02% (.02% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                    PAGE 6 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock, L.L.C.
        36-4156890
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   947,665
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    947,665
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        947,665
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        3.8% (3.6% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                    PAGE 7 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Samstock/ZFT, L.L.C.
        36-30229676
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   187,278
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    187,278
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        187,278
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        .8% (.7% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                    PAGE 8 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        EGI Holdings, Inc.
        36-4175553
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   579,873
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    579,873
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        579,873
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        2.4% (2.2% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                    PAGE 9 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        EGIL Investments, Inc.
        36-4175555
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   579,873
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    579,873
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        579,873
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        2.4% (2.2% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                   PAGE 10 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Ann Lurie
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        USA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,398,876
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    1,398,876
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,398,876
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.5% (5.3% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                   PAGE 11 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Anda Partnership
        88-0132846
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Nevada
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   233,694
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    233,694
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        233,694
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        1.0% (.9% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                   PAGE 12 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        LFT Partnership
        36-6527526
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   5,436
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    5,436
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,436
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        .02% (.02% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                   PAGE 13 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Mark Slezak
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        USA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,393,440
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    1,393,440
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,393,440
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.5% (5.3% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 564682 10 2                 13G                   PAGE 14 OF 26 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Chai Trust Company, L.L.C.
        36-4268733
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   2,300,692
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    2,300,692
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        2,300,692
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        8.9% (8.7% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

                       MANUFACTURED HOME COMMUNITIES, INC.
                          COMMON STOCK, PAR VALUE $.01
                            CUSIP NUMBER 564682 10 2


ITEM 1(A).          NAME OF ISSUER

                    The Issuer is Manufactured Home Communities, Inc., a Maryland corporation.

ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    The Issuer's principal executive office is:
                    Two North Riverside Plaza
                    Suite 800
                    Chicago, Illinois  60606

ITEM 2(A).          NAME OF PERSON FILING

                    The following persons and entities are filing this
                    Schedule 13G:

                    Samuel Zell
                    Samuel Zell Revocable Trust u/t/a  1/17/90
                    Samstock/SZRT, L.L.C., a Delaware limited liability company Samstock/ZGPI, L.L.C., a Delaware limited liability company Samstock, L.L.C., a Delaware limited liability company Samstock/ZFT, L.L.C., a Delaware limited liability company EGI Holdings, Inc., an Illinois corporation
                    EGIL Investments, Inc., an Illinois corporation
                    Ann Lurie
                    Anda Partnership, an Illinois general partnership
                    LFT Partnership, an Illinois general partnership
                    Mark Slezak
                    Chai Trust Company, L.L.C.

                    The above persons and entities are each a "Reporting Person" and collectively are the "Reporting Persons."


ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                    RESIDENCE

                    The address for each Reporting Person is:
                    Two North Riverside Plaza
                    Chicago, Illinois  60606

ITEM 2(C).          CITIZENSHIP

                    The Reporting Persons' state of organization or citizenship is as follows:

                    Samuel Zell                                     USA
                    Samuel Zell Revocable Trust u/t/a  1/17/90      Illinois
                    Samstock/SZRT, L.L.C.                           Delaware
                    Samstock/ZGPI, L.L.C.                           Delaware
                    Samstock, L.L.C.                                Delaware
                    Samstock/ZFT, L.L.C.                            Delaware
                    EGI Holdings, Inc.                              Illinois
                    EGIL Investments, Inc.                          Illinois
                    Ann Lurie                                       USA
                    Anda Partnership                                Illinois
                    LFT Partnership                                 Illinois
                    Mark Slezak                                     USA
                    Chai Trust Company, L.L.C.                      Illinois


ITEM 2(D).          TITLE OF CLASS OF SECURITIES

                    Securities reported herein are common stock, par value $.01 ("Common Stock")


ITEM 2(E).          CUSIP NUMBER

                    CUSIP Number is 564682  10  2


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

                    Not applicable.


ITEM 4.             OWNERSHIP

                    This Issuer is the sole general partner of MHC Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"). Certain of the Reporting Persons: Samstock/SZRT, L.L.C.; Samstock, L.L.C.; Samstock/ZFT, L.L.C.; EGI Holdings, Inc.; EGIL Investments, Inc.; Anda Partnership; and LFT Partnership are limited partners of the Operating Partnership. Each limited partner of the Operating Partnership unit ("OP Units") is exchangeable, at the holder's option, on a one-for-one basis into a share of Common Stock. Amounts reported herein for each Reporting Person assume (i) the exchange of such Reporting Person's OP Units for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable; and (ii) the exchange of all Reporting Persons' OP Units for shares of Common Stock and the exercise of all Reporting Persons' options to purchase Common Stock beneficially owned by the Reporting Persons.

                    Collectively, the Reporting Persons own 3,121,340 shares of Common Stock, or 11.8%, of the issued and outstanding shares of Common Stock (assuming the conversion of all OP Units and the exercise of all options to purchase shares of Common Stock beneficially owned by the Reporting Persons).

                    Samuel Zell has the sole power to vote and to direct the vote and the sole power to dispose and to direct the disposition of 263,193 shares of Common Stock (assuming the exercise of options to purchase 258,665 shares of Common Stock).


         Messrs. Zell and Slezak; Mrs. Lurie, the Samuel Zell Revocable Trust u/t/a 1/17/90 and Chai Trust Company, L.L.C. share the power to vote or to direct the vote and share the power to dispose or to direct the disposition of the shares of Common Stock with each of the Reporting Persons as shown in the following table:

                                                                   SHARED POWER WITH SUCH REPORTING PERSON
                                    Total
                                Beneficially
                                    Owned                                                     Samuel Zell          Chai Trust
Reporting Person ("RP")          by such RP      Samuel Zell    Ann Lurie    Mark Slezak    Revocable Trust     Company, L.L.C.
-----------------------          ----------      -----------    ---------    -----------    ---------------     ---------------
Samuel Zell Revocable Trust          10,551           10,551            0              0             10,551                   0
Samstock/SZRT, L.L.C.               307,774(1)       307,774            0              0            307,774                   0
Samstock/ZGPI, L.L.C.                 6,003                3            0              0                  0               6,003
Samstock, L.L.C.                    947,665(2)             0            0              0                  0             947,665
Samstock/ZFT, L.L.C.                187,278(3)             0            0              0                  0             187,278
EGI Holdings, Inc.                  579,873(3)             0      579,873        579,873                  0             579,873
EGIL Investments, Inc.              579,873(3)             0      579,873        579,873                  0             579,873
Anda Partnership                    233,694(3)             0      233,694        233,694                  0                   0
LFT Partnership                       5,436(3)             0        5,436              0                  0                   0
                                  ---------          -------    ---------      ---------            -------           ---------

TOTAL - SHARED VOTES:             2,858,147          318,325    1,398,876      1,393,440            318,325           2,300,692
                                  =========          =======    =========      =========            =======           =========

                                                                    SOLE POWER WITH RESPECT TO COMMON STOCK

                                                                                              Samuel Zell          Chai Trust
                                                Samuel Zell     Ann Lurie    Mark Slezak    Revocable Trust     Company, L.L.C.
                                                -----------     ---------    -----------    ---------------     ---------------
Samuel Zell                       263,193           263,193             0              0                  0                   0
Ann Lurie                               0                 0             0              0                  0                   0
Mark Slezak                             0                 0             0              0                  0                   0
                                ---------           -------     ---------      ---------            -------           ---------
TOTAL - SOLE VOTES:               263,193           263,193             0              0                  0                   0
                                ---------           -------     ---------      ---------            -------           ---------

TOTAL - SHARED AND              3,121,340           581,518     1,398,876      1,393,440            318,325           2,300,692
                                =========           =======     =========      =========            =======           =========
  SOLE VOTES:                        11.8%              2.4%          5.5%           5.5%               1.3%                8.9%

     (1)  Includes 13,641 OP Units.

     (2)  Includes 601,665 OP Units.

     (3)  Represents OP Units.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10. CERTIFICATE

                  Not applicable.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 14, 2000


                                           SAMUEL ZELL REVOCABLE TRUST, U/T/A
                                           1/17/90


                                           By:   /s/ Samuel Zell
                                                 ------------------------------
                                                 Trustee


                                           SAMSTOCK, L.L.C., A DELAWARE LIMITED
                                           LIABILITY COMPANY


                                           By:   /s/ Donald J. Liebentritt
                                                 ------------------------------
                                                 Its:     Vice President


                                           SAMSTOCK/SZRT, L.L.C., A DELAWARE
                                           LIMITED LIABILITY


                                           By:   /s/  Donald J. Liebentritt
                                                 ------------------------------
                                                 Its:     Vice President


                                           SAMSTOCK/ZGPI, L.L.C., A DELAWARE
                                           LIMITED LIABILITY


                                           By:   /s/ Donald J. Liebentritt
                                                 ------------------------------
                                                 Its:     Vice President

                                           SAMSTOCK/ZFT, L.L.C., A DELAWARE
                                           LIMITED LIABILITY


                                           By:   /s/ Donald J. Liebentritt
                                                 -------------------------------
                                                 Its:     Vice President

                                           EGI HOLDINGS, INC., AN ILLINOIS
                                           CORPORATION


                                           By:   /s/ Donald J. Liebentritt
                                                 -------------------------------
                                                 Its:     Vice President



                                           EGIL INVESTMENTS, INC., AN ILLINOIS
                                           CORPORATION


                                           By:   /s/ Mark Slezak
                                                 -------------------------------
                                                 Its:     Vice President


                                           ANDA PARTNERSHIP, AN ILLINOIS GENERAL
                                           PARTNERSHIP

                                           By:   Ann Only Trust, a general
                                                 partner


                                           By:   /s/ Ann Lurie
                                                 -------------------------------
                                                 Its:     Co-Trustee

                                           AND

                                           By:   Ann and Descendants Trust


                                           By:   /s/  Ann Lurie
                                                 -------------------------------
                                                 Its:     Co-Trustee

                                           LFT PARTNERSHIP, AN ILLINOIS GENERAL
                                           PARTNERSHIP

                                           By:   Jesse Trust, a general partner

                                           By:   /s/ Ann Lurie
                                                 -------------------------------
                                                 Its:     Trustee




                                           /s/ Samuel Zell
                                           -------------------------------------
                                           Samuel Zell




                                           /s/ Ann Lurie
                                           -------------------------------------
                                           Ann Lurie




                                           /s/ Mark Slezak
                                           -------------------------------------
                                           Mark Slezak



                                           CHAI TRUST COMPANY, L.L.C.

                                           By:   /s/  Donald J. Liebentritt
                                                 -------------------------------
                                                 Its:     Vice President

                             JOINT FILING AGREEMENT


         AGREEMENT dated as February 14, 2000 among Samuel Zell Revocable
Trust u/t/a 1/17/90; Samstock, L.L.C. a Delaware limited liability company; Samstock/SZRT, L.L.C., a Delaware limited liability company; Samstock/ZGPI, L.L.C., a Delaware limited liability company; Samstock/ZFT, L.L.C., a Delaware limited liability company; EGI Holdings, Inc., an Illinois corporation; EGIL Investments, Inc., an Illinois corporation; Anda Partnership, a Nevada general partnership; LFT Partnership, an Illinois general partnership; Samuel Zell; Ann Lurie; and Mark Slezak (collectively the "Reporting Persons").

                  WHEREAS, the Reporting Persons beneficially own or have the right to acquire shares of common stock $0.1 par value, of Manufactured Home Communities, Inc., a Maryland corporation;

                  WHEREAS, the parties hereto may be deemed to constitute a "group" for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Act"); and

                  WHEREAS, each of the parties hereto desire by this Agreement to provide for the joint filing of a Schedule 13G, and all amendments thereto, with the Securities and Exchange Commission.

                  NOW, THEREFORE, the parties hereto agree as follows:

         1. The parties hereto will join in the preparation and filing of a single statement containing the information required by
                  Schedule 13G, and all amendments thereto, and the Schedule 13G and all such amendments will be filed on behalf of each party hereto;

         2. Each party hereto will be responsible for the timely filing of the Schedule 13G, and all amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. No party hereto will be responsible for the completeness or accuracy of the information concerning any other party contained in the Schedule 13G or any amendment thereto, except to the extent such party knows or has reason to believe that such information is inaccurate.

         3. Susan Obuchowski will be designated as the person authorized to receive notices and communications with respect to the
                  Schedule 13G and all amendments thereto.

         4. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                       SAMUEL ZELL REVOCABLE TRUST U/T/A 1/17/90


                                       By:   /s/ Samuel Zell
                                             ----------------------------------
                                             Its:     Trustee



                                       SAMSTOCK, L.L.C., A DELAWARE LIMITED
                                       LIABILITY COMPANY


                                       By:   /s/ Donald J. Liebentritt
                                             ----------------------------------
                                             Its:     Vice President



                                       SAMSTOCK/SZRT, L.L.C., A DELAWARE LIMITED
                                       LIABILITY


                                       By:   /s/  Donald J. Liebentritt
                                             ----------------------------------
                                             Its:     Vice President



                                       SAMSTOCK/ZGPI, L.L.C., A DELAWARE LIMITED
                                       LIABILITY


                                       By:   /s/ Donald J. Liebentritt
                                             ----------------------------------
                                             Its:     Vice President

                                       SAMSTOCK/ZFT, L.L.C., A DELAWARE LIMITED
                                       LIABILITY


                                       By:   /s/ Donald J. Liebentritt
                                             ----------------------------------
                                             Its:     Vice President



                                       EGI HOLDINGS, INC., AN ILLINOIS
                                       CORPORATION


                                       By:   /s/ Donald J. Liebentritt
                                             ----------------------------------
                                             Its:     Vice President



                                       EGIL INVESTMENTS, INC., AN ILLINOIS
                                       CORPORATION


                                       By:   /s/ Mark Slezak
                                             ----------------------------------
                                             Its:     Vice President



                                       ANDA PARTNERSHIP, AN ILLINOIS GENERAL
                                       PARTNERSHIP

                                       By:   Ann Only Trust, a general partner


                                       By:   /s/ Ann Lurie
                                             ----------------------------------
                                             Its:     Co-Trustee


                                       AND


                                       By:   Ann and Descendants Trust


                                       By:   /s/  Ann Lurie
                                             ----------------------------------
                                             Its:     Co-Trustee

                                       LFT PARTNERSHIP, AN ILLINOIS GENERAL
                                       PARTNERSHIP

                                       By:   Jesse Trust, a general partner


                                       By:   /s/ Ann Lurie
                                             ----------------------------------
                                             Its:     Trustee



                                       /s/ Samuel Zell
                                       ----------------------------------------
                                       Samuel Zell



                                       /s/ Ann Lurie
                                       ----------------------------------------
                                       Ann Lurie




                                       /s/ Mark Slezak
                                       ----------------------------------------
                                       Mark Slezak



                                       Chai Trust Company, L.L.C.

                                       By:   /s/  Donald J. Liebentritt
                                             ----------------------------------
                                             Its:     Vice President